Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

Media Contacts:

Morningstar

Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Phillip Gray, +61 2 9276 4456, phillip.gray@morningstar.com

IOOF Holdings

Melinda Hofman, +61 02 9028 1054, melinda.hofman@awmlimited.com.au

Intech Pty Ltd

Kate Hage, +61 2 8022 2864, kate.hage@intech.com.au

FOR IMMEDIATE RELEASE

Morningstar Australasia to Acquire Intech Pty Ltd from IOOF

CHICAGO/SYDNEY, June 1, 2009—Morningstar Australasia Pty Limited, an Australian subsidiary of Morningstar, Inc. (NASDAQ: MORN), has entered into a definitive agreement to acquire Intech Pty Ltd, a leading provider of multi-manager and investment portfolio solutions in Sydney, Australia, from IOOF Transition 3 Pty Ltd., a subsidiary of IOOF Holdings Limited (ASX:IFL). The companies expect to complete the transaction during the next few months, subject to satisfaction of customary closing conditions. Terms were not disclosed.

Founded in 1989, Intech advises some of Australia’s major superannuation funds, institutional clients, and investment platforms. Through the Intech Investment Trusts, Intech manages a range of single sector, alternative strategy, and diversified investment portfolios. As of March 31, 2009, Intech had approximately A$4 billion (approximately U.S.$3.2 billion) in assets under management. Intech also has one of the leading separately managed account databases in Australia and offers the Intech Desktop Consultant, a research software product for institutions.

IOOF, with its registered office in Melbourne, acquired the Skandia Australia and Intech businesses from OM Group (UK) Limited (Old Mutual) in March 2009. The IOOF and Australian Wealth Management businesses merged in April 2009.

“Our acquisition of Intech supports one of Morningstar’s key growth strategies, which is to become a global leader in funds-of-funds investment management,” said Andrew Bird, chief executive officer of Morningstar Australasia. “Morningstar is already a significant provider of investment management and consulting services through Morningstar Associates and Ibbotson Associates, with more than U.S.$63 billion (approximately A$79 billion) in assets under advisement. We’re committed to building this business and providing stability to Intech’s clients. By becoming part of the Morningstar family of companies, Intech will have access to Morningstar’s investment consulting expertise and network of research analysts around the globe.”

Chris Kelaher, managing director of IOOF Holdings Limited, said, “The sale of Intech allows IOOF to focus on its core competencies of superannuation administration, investment management, and financial planning through a vertically integrated wealth management model. We expect a smooth transition, with Intech’s investment team continuing to provide the high-quality strategic advice and service they are known for. We believe Intech’s clients will benefit from the experience and resources of a global firm like Morningstar.”

Intech has approximately 35 employees in Australia. John Gethin-Jones, chief executive officer, will continue to run the business until the acquisition is completed. At that time, Anthony Serhan, head of research for Morningstar Australasia, will oversee the business.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for approximately 6.5 million individual investors, 260,000 financial advisors, and 3,300 institutional clients.

Morningstar provides data on more than 300,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 19 countries and minority ownership positions in companies based in three other countries.

Morningstar established its operations in Australia in 1999. The company`s products and services include a local version of Advisor Workstation, the Morningstar.com.au Web site for retail investors, stock research software, trade magazines and newsletters, widely distributed fund and share datafeeds, and investment consulting services. In 2006, Morningstar acquired Aspect Huntley Pty Limited, a leading provider of equity information, research, and financial trade publishing in Australia.

About IOOF Holdings Limited
The IOOF Group is an Australian financial services provider specializing in superannuation management and administration, investment management, and financial advice. In April 2009, the IOOF and Australian Wealth Management businesses merged under IOOF Holdings, creating a combined business with a complete and diverse range of wealth management solutions for its 700,000 clients. The combined group has more than A$85 billion in Funds Under Management, Administration, Advice and Supervision (FUMAS) and operates throughout Australia. IOOF Holdings listed on the Australian Securities Exchange in 2003.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2009 Morningstar Inc. All rights reserved.